Exhibit 99.1

NEWS RELEASE	May 3, 2007

FSI Raises $3 Million in Private Placement
Proceeds will fund new facility to replace oil with biomass for major input.

VICTORIA, BRITISH COLUMBIA, May 3, 2007 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable and environmentally safe water and energy conservation technologies, as well as patented, green amino acid products for agriculture, oilfield, detergent and water treatment markets.

Today, FSI announces that it has closed a $3 million private placement with select institutional investors. The proceeds will be used to build a biomass conversion facility in South-western Canada that will use renewable agricultural crops to produce aspartic acid. Aspartic acid is the primary input material for poly-aspartic acid produced by our NanoChem (NCS) subsidiary in Illinois. NCS manufactures and sells various poly-aspartic acid products used in oilfield scale reduction, crop yield enhancement, biodegradable detergent ingredients and water treatment.

Daniel B. O’Brien, CEO, states, “We have been researching and testing this process for almost two years. Yields and economics have been confirmed at lab, pilot plant and small-scale production facilities with improvements at each increase in throughput. We are very excited to begin commercializing this significant opportunity.” Mr. O’Brien continues, “Once operational, in 2008, this new plant will de-link our NCS division from oil price risk and replace our oil based aspartic acid raw materials with organic, crop-based inputs. This new process will result in improved margins for all NCS sales as well as open additional markets for NCS products in organic farming.”

The private placement terms are: 936,140 units with each unit consisting of one share at $3.25 and one half warrant with a three year term at a strike price of $4.50 per share.

FSI expects the new plant to increase operating cash flow immediately upon start-up. Further, the Company is proud to be a leader in the environmentally friendly process of reducing oil use while profitably substituting renewable resources.

About Flexible Solutions International
Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is the developer and manufacturer of WaterSavr, the world’s first commercially viable water evaporation retardant. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a “liquid blanket” evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company’s Ecosavr product targets the residential swimming pool market.

The Company’s Nanochem Solutions, Inc., subsidiary specializes in environmentally friendly, green chemistry, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid. TPA is used in detergents, water treatment, and scale control and as an anti-crystallizing additive to fertilizers.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International
615 Discovery Street, Victoria, BC, V8T 5G4 CANADA

Company Contacts
Investor Contact	Jason Bloom
BPC Financial	Tel: 250.477.9969
John Baldissera	Toll Free: 800.661.3560
Toll Free: 800.368.1217	Fax: 250.477.9912
Email: ir@barrettopacific.ca	Email: info@flexiblesolutions.com

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To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com